United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 26, 2015

PSM Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54988	90-0332127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Mosteller Drive, Oklahoma City, OK	73112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 753-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 1, 2015, PSM Holdings, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Kevin J. Gadawski, its Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer. In addition, Mr. Gadawski will also assume the roles of President, Chief Executive Officer and Director of the Company’s wholly owned subsidiary PrimeSource Mortgage, Inc. (“PSMI”) upon approval and acceptance from the various state and federal agencies with which PSMI is licensed. The term of the Agreement is three years, ending on March 31, 2018. Under the Agreement, Mr. Gadawski’s annual base salary is $250,000 (“Base Salary”). If the Agreement is extended, the Base Salary will be reviewed no less frequently than annually, but at no time during the term of this Agreement will Mr. Gadawski’s Base Salary be decreased. If the Company is reasonably unable to pay the Base Salary for any pay period, the Company and Mr. Gadawski may agree that the Base Salary be paid with shares of common stock under the Plan at a 25% discount to the fair market price of the stock at the end of the pay period. As a signing bonus for entering into the Agreement, the Company agreed to grant to Mr. Gadawski options to purchase up to 10,000,000 shares of common stock, as described in more detail below. Mr. Gadawski will be eligible to participate in any incentive bonus pool maintained for persons including executive officers of the Company. He will be eligible to receive an annual bonus as per the incentive bonus pool of up to 100% of the then applicable Base Salary, less applicable withholding taxes. In addition, the Company will provide Mr. Gadawski a car allowance in the amount of $750 per month as well as reimburse him for the cost of annual automobile insurance.

The Company can terminate Mr. Gadawski’s employment without cause, provided that it gives him at least 90 days’ notice before such date of termination. If Mr. Gadawski’s employment is terminated he will be entitled to: (i) payment of any unpaid portion of his Base Salary through the date of such termination plus three months of Base Salary payable upon such termination date; (ii) reimbursement for any outstanding reasonable business expenses; (iii) the right to elect continuation coverage of insurance benefits to the extent required by law; (iv) full and immediate vesting of any unexercised stock options or restricted stock grants; (v) payment of any accrued but unpaid benefits, and any other rights; and (vi) payment of amounts equal to any premiums for health insurance continuation coverage under any the Company health plans pursuant to Section 498B of the Internal Revenue Code.

In the event of termination due to a change in control of the Company, the Company shall provide that the following be paid to Mr. Gadawski: (i) one times the sum of the highest Base Salary, paid in a single lump sum cash payment on the sixtieth day following his termination date; (ii) with respect to any outstanding Company stock options held by Mr. Gadawski as of his termination date, the Company will accelerate the vesting of any unvested options and permit the options to remain exercisable until the later of one year after Mr. Gadawski’s termination date or the original term of the option; (iii) with respect to any restricted stock units or restricted share awards held by Mr. Gadawski that are unvested at the time of his termination date, all such unvested restricted stock units and restricted share awards would vest and settle not later than 60 days following the termination date; and (iv) Mr. Gadawski will receive any amounts earned, accrued or owing but not yet paid to him as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Equity Incentive Plan

On March 26, 2015 (the “Effective Date”) the Board of Directors of the Company approved the 2015 Stock Incentive Plan (the “Plan”). Awards may be made under the Plan for up to 40,000,000 shares of common stock, of the Company. All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company are eligible to be granted awards under the Plan. No awards can be granted under the Plan after the expiration of 10 years from the Effective Date, but awards previously granted may extend beyond that date. Awards may consist of both incentive and non-statutory options, restricted stock units, stock appreciation rights, and restricted stock awards.

Stock Option Grant to Kevin Gadawski

On March 26, 2015, the Company, pursuant to Section 5(b) of his Agreement, granted Mr. Gadawski 10,000,000 options in accordance with the terms of the Plan, exercisable at $0.036 per share. The options will vest one-third at 5:00 pm Pacific Time on March 31, 2016; one-third at 5:00 pm Pacific Time on March 31, 2017; and one-third at 5:00 pm Pacific Time on March 31, 2018. The maximum number of the options will be granted as incentive options with the balance granted as non-statutory options. These options will be exercisable until and will expire at 11:59 pm Pacific Time on March 31, 2019.

Committee Appointment

On March 26, 2015, Michael Margolies was appointed to the Compensation Committee and was made Chairman of the committee. This action was recommended by the Board of Directors and agreed to by the holders of the Series A, C, and E Preferred Stock which have the right to make such appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: March 31, 2015	By:	/s/ Kevin Gadawski
Kevin Gadawski, President

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